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                                           AGREEMENT

               THIS AGREEMENT, dated as of December __, 1998 (this "Agreement"), is made by and among The Loewen Group Inc., a British Columbia, Canada corporation ("Loewen"), and TMI-FW, Inc., a Texas corporation, and Thomas M. Taylor (collectively, the "Shareholders").

               WHEREAS, the Shareholders currently beneficially own, in the aggregate, approximately 9.6% of Loewen's outstanding Common shares, without par value (the "Common Shares");

               WHEREAS, in response to the request of the Shareholders, Loewen has added Thomas M. Taylor to the Board of Directors of Loewen for a term expiring at Loewen's Annual General Meeting to be held in 2001;

               NOW, THEREFORE, in consideration of the covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Loewen and the Shareholders agree as follows:

               1. Standstill Agreement. During the period beginning on the date of this Agreement and ending on the next business day following Loewen's Annual General Meeting Of Shareholders in 1999 (the "Term"), except as specifically requested in writing by Loewen, neither the Shareholders, in their capacity as shareholders of Loewen, nor any of their respective Representatives or affiliates will, directly or indirectly, (a) make, or in any way participate in, any solicitation of proxies (including by the execution of action by written consent) with respect to any securities of Loewen entitled to be voted generally in the election of directors, including Common Shares ("Voting Securities"), (b) become a participant in any election contest with respect to Loewen or nominate candidates for election or appointment as Directors of Loewen, (c) seek to influence any person with respect to the voting of any Voting Securities, (d) form or join any "group" or in any way participate in any "group", other than the group in which the Shareholders participate on the date of this Agreement, with respect to any Voting Securities, (e) propose any matter for submission to a vote of shareholders of Loewen or seek to convene a special meeting of the shareholders of Loewen, or (f) publicly disclose or announce any intention, plan or arrangement inconsistent with the foregoing. The Shareholders also agree that, during the Term, neither they nor any of their Representatives or affiliates will (i) request Loewen, directly or indirectly, to (1) amend or waive any provision of this paragraph (including this sentence) or (2) otherwise consent to any action inconsistent with any provision of this paragraph (including this sentence), or (ii) take any initiative with respect to Loewen that could reasonably be expected to require Loewen to make a public announcement regarding (1) such initiative or (2) any of the activities referred to in this paragraph.

               2. General Provisions. This Agreement, any amendment to this Agreement, or any waiver of rights or any notice or consent hereunder will be operative for purposes of this Agreement only if it is in writing and is signed by the party against whom enforcement is sought. This Agreement may be executed in multiple counterparts, each of which will be deemed an original for all purposes and all of which will constitute a single instrument. Each of the parties

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acknowledges that the other parties may be irreparably injured by any violation of the terms of this Agreement; accordingly, any party alleging a violation will be entitled to seek specific performance and injunctive relief as remedies for any violation, in addition to all other remedies available at law or equity. No failure or delay by Loewen in exercising any right under this Agreement will operate as a waiver of such right. This Agreement will be governed by and construed in accordance with the laws of the Province of British Columbia, Canada, without giving effect to the principles of conflict of laws thereof.

               3. Certain Definitions. As used in this Agreement, (a) the terms "affiliate," "beneficially own," "election contest," "group," "participant," "person," "proxy," "security," and "solicitation" (and the plurals thereof) will be ascribed a meaning no less broad than the broadest definition or meaning of such terms under the United States Securities Exchange Act of 1934, as amended, or the Securities Act (British Columbia) and the respective rules and regulations promulgated thereunder and (b) any director, officer, employee, agent, lender, partner or representative of a party, including, without limitation, any accountant, consultant, attorney or financial advisor engaged by any party, is herein referred to as a "Representative" of such party.

               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by its duly authorized officers under seal as of the day and year first above written.

                                            THE LOEWEN GROUP INC.



                                            By:
                                               --------------------------------
                                               Name:
                                               Title:


                                            TMI-FW, INC.



                                            By:
                                               --------------------------------
                                               Name:
                                               Title:



                                            -----------------------------------
                                            THOMAS M. TAYLOR